APACHE CORPORATION AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
(In thousands, except per share data)

EXHIBIT 11.1

                                    	 For the Three Months Ended
                                  	March 31, 1996   	March 31, 1995
                                  	--------------  ------------------

Weighted Average Calculation:
- -----------------------------

Net income	                           $	  15,655	   $   	4,083
                                    	============		============
Weighted average shares outstanding		     77,422      		69,673
                                   		============		============

Net income per share,
  based on weight average
  common shares outstanding	          $     	.20	   $     	.06
                                   		============		============


Primary Calculation:
- --------------------

Net income	                           $  	15,655   	$   	4,083
Assumed conversion of
  3.93-percent debentures		                  534		         549
                                    		------------		------------

Net income, as adjusted	              $  	16,189	   $   	4,632
                                    		============	 ===========

Common Stock Equivalents:

Weighted average common
  shares outstanding		                    77,422 	      	69,673

Stock options, using the
  treasury method of accounting		            140           		87

Assumed conversion of 3.93-percent
  debentures		                             2,778		        2,778
                                     		------------		------------

		                                        80,340		       72,538
                                     		============		============

Net income per common share primary     $  		.20         	$	.06
                                     		============		============

The assumed conversion of the 6-percent convertible debentures due 2002 would be anti-dilutive for each period presented.